TOYS“R”US, INC. REPORTS YEAR-TO-DATE AND NINE-WEEK HOLIDAY 2014 SALES AND GROSS MARGIN RESULTS

WAYNE, NJ (January 9, 2015) - Toys“R”Us, Inc. today reported its comparable store net sales and gross margin results for the year-to-date and nine-week holiday periods ended January 3, 2015.
Antonio Urcelay, Chairman of the Board of Directors and Chief Executive Officer, Toys“R”Us, Inc., said, “I am pleased with our year-to-date performance and the actions we have taken to strengthen and transform the Company. These results reflect the successful execution of our strategic plan to rationalize promotions, slow sales decline, and improve margin for fiscal 2014. I am proud of the team’s hard work and high level of focus on our key initiatives so far this year and throughout the competitive holiday season.”
Consolidated
Year-to-date comparable store net sales decreased 0.3%. For the holiday period, comparable store net sales decreased 2.7%. However, gross margin increased as a percentage of net sales, particularly in the U.S. business, resulting in an increase in gross margin dollars for the year-to-date and holiday periods compared to the prior year as a result of the Company’s improved promotional and pricing strategy. These figures exclude the impact of foreign currency translation.
Domestic
For the year-to-date period, the Company’s strategy to implement more disciplined promotions and more rational pricing resulted in a 1.3% decrease in comparable store net sales and an estimated 100 basis point gross margin rate improvement leading to an increase in gross margin dollars. Comparable store net sales for the holiday period decreased 5.0% and gross margin as a percentage of net sales compared to prior year increased by over 200 basis points resulting in an increase in gross margin dollars.
International
For the year-to-date and holiday periods, comparable store net sales increased 1.3% and 1.2%, respectively. Gross margin as a percentage of net sales remained relatively consistent compared to prior year for each of the respective periods.

The year-to-date period refers to February 2, 2014 to January 3, 2015, as compared to February 3, 2013 to January 4, 2014 in the prior year. The holiday period refers to the nine-week period from November 2, 2014 to January 3, 2015, as compared to November 3, 2013 to January 4, 2014 in the prior year.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 893 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 735 international stores and over 210 licensed stores in 36 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The Company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com.
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For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com